EXHIBIT 1.1

OSISKO GOLD ROYALTIES LTD

DIVIDEND REINVESTMENT PLAN

If you are a shareholder of Osisko Gold Royalties Ltd resident in the United States and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2017.

1.          OVERVIEW

The Dividend Reinvestment Plan (the “Plan”) of Osisko Gold Royalties Ltd (the “Corporation”) provides a method for eligible holders of common shares of the Corporation (the “Common Shares”) to reinvest cash dividends paid by the Corporation on the Common Shares into additional Common Shares. Common Shares into which dividends will be reinvested under the Plan will, at the discretion of the Corporation, either be (i) purchased by the Agent (as defined below) on behalf of the Participants (as defined below) on a Listing Market (as defined below), (ii) issued directly from treasury by the Corporation, or (iii) acquired by a combination thereof.

Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for the Participants, and recorded in separate accounts maintained by the Agent for each Participant. The Agent will provide quarterly reports to Participants of their holdings in the Plan.

The Plan package, including the enrollment form, may be obtained from the Agent’s website at https://www.canstockta.com/en/InvestorServices/Investor_Information/Issuer_List/IssuerDetail.jsp?comp anyCode=5442 or on the Corporation’s website at www.osiskogr.com.

2.          DEFINITIONS

“Agent” means AST Trust Company (Canada), or such other agent as may be designated by the Corporation from time to time.

“Average Market Price” has the meaning set forth under the heading “Price of Common Shares”.

“Business Day” means any day on which the Agent’s offices are open for business, but does not include a Saturday, Sunday, civic or statutory holiday in Toronto, Ontario, Montréal, Québec or New York, New York, or a day on which a board lot of the Common Shares were not traded on a Listing Market.

“CDS” means the CDS Clearing and Depositary Services Inc., a depositary service through which Intermediaries hold securities, including Common Shares, on behalf of, and for the benefit of, shareholders.

“Dividend Payment Date” means the date chosen by the Board of Directors of the Corporation for the payment of a dividend on Common Shares.

“Dividend Record Date” means the date declared by the Board of Directors of the Corporation to determine those shareholders entitled to receive payment of a dividend on Common Shares.

“Eligible Shareholder” means any shareholder of the Corporation that is eligible to participate in the Plan pursuant to the criteria set forth under the heading “Eligibility”.

“Intermediary” means the financial advisor, broker, investment dealer, bank or other financial institution (excluding CDS) of a Non-Registered Shareholder who is an Eligible Shareholder, holding the Common Shares on behalf of such Non-Registered Shareholder.

“Investment Period” means the Dividend Payment Date for a Treasury Purchase; and means as soon as practicable but no later than five (5) Business Days after the Dividend Payment Date for a Market Purchase or a combination of Market Purchases and Treasury Purchases.

“Listing Market” means the Toronto Stock Exchange, the New York Stock Exchange (or any of its successors on which the Common Shares are then listed for trading) or any other stock exchange on which the Common Shares are listed.

“Market Purchase” has the meaning set forth under the heading “Purchase of Common Shares under the Plan”.

“Market Share Purchase Price” has the meaning set forth under the heading “Price of Common Shares”.

“Non-Registered Shareholder” has the meaning set forth under the heading “Eligibility”.

“Participant” means a Registered Shareholder who, on the applicable Dividend Record Date, is enrolled in the Plan with respect to all or a specified portion of the Common Shares for which it is the holder of record on the share registers of the Corporation; provided, however, that CDS or its nominee, as the case may be, shall be a Participant only to the extent that CDS or its nominee, as the case may be, has enrolled in the Plan as Registered Shareholder on behalf of Non-Registered Shareholders.

“Registered Shareholders” has the meaning set forth under the heading “Eligibility”.

“Treasury Purchase” has the meaning set forth under the heading “Purchase of Common Shares under the Plan”.

3.          ELIGIBILITY

Any registered holder of Common Shares that is a resident of Canada or the United States (a “Registered Shareholder”) is eligible to enroll in the Plan at any time.

Any shareholder that is a resident of Canada or the United States and that holds its Common Shares through an Intermediary (a “Non-Registered Shareholder”) is eligible to enroll in the Plan at any time by arranging for its Intermediary to enroll in the Plan on its behalf.

The Corporation may, from time to time, determine that a Participant holding, directly or indirectly, 19.9% of the issued and outstanding Common Shares on a non-diluted basis, shall no longer be eligible to participate in the Plan.

4.          PARTICIPATION IN THE PLAN

Any Eligible Shareholder may enroll in the Plan at any time by completing an enrollment form and sending it to the Agent.

A Non-Registered Shareholder may enroll in the Plan at any time by contacting its Intermediary to make the necessary arrangements to allow such Intermediary to enroll in the Plan on its behalf. Participation in the Plan by an Eligible Shareholder may be made in respect of all or a specified portion of any cash dividend paid on the Common Shares held by such Eligible Shareholder.

By completing the form, the Participant directs the Corporation to forward to the Agent all cash dividends on all or a specific portion of the Common Shares registered in such Participant’s name which are enrolled in the Plan, and directs the Agent to invest such dividends in Common Shares enrolled in the Plan for the Participant.

A duly completed enrollment form must be received by the Agent on or before 4:00 p.m. (Montréal Time) five (5) Business Days prior to the Dividend Record Date in order for the corresponding dividend on the Common Shares to be re-invested under the Plan; provided, however, that the Corporation may from time to time (with the consent of the Agent) subject enrolment to a different deadline in respect of one or more dividends. Non-Registered Shareholders may elect to become Participants by notifying their Intermediary of their intention to participate in the Plan. The Intermediary must provide such notice on behalf of a Non-Registered Shareholder to the Agent in the prescribed form.

If the Common Shares are held indirectly through CDS, the Intermediary will, as a CDS participant, need to arrange for enrollment instructions to be communicated to CDS in accordance with the procedures of the CDS depository system, and CDS will in turn provide instructions to the Agent regarding the extent of its participation on behalf of beneficial holders of Common Shares that are Eligible Shareholders by 2:00 p.m. on the business day following the Record Date.

The Corporation reserves the right to terminate or refuse the right of a Participant to participate in the Plan where such Participant has failed to comply with the terms of the Plan or, in the sole opinion of the Corporation, abused the Plan to the detriment of the Corporation or its shareholders, including, without limitation, where used for purposes of arbitrage trading.

Once an Eligible Shareholder has enrolled in the Plan, participation continues until terminated in accordance with the terms of the Plan.

The termination by a Participant of its participation in the Plan will not prevent any such former Participant from participating in the Plan at a later date, provided that it meets the necessary eligibility requirements under the heading "Eligibility".

Shareholders resident outside of Canada or the United States will not be entitled to participate in the Plan. Upon ceasing to be eligible to participate in the Plan, a Participant must, or in the case of a Participant who is a Non-Registered Shareholder, must instruct its Intermediary to, forthwith notify the Agent in writing by 4:00 p.m. (Montréal time) five (5) Business Days prior to the Dividend Record Date to terminate its participation in the Plan. An instruction received by the Agent after that time will not be effective for such dividend but will instead take effect for the next following and subsequent Dividend Payment Dates. A beneficial holder of Common Shares who is enrolled in the Plan indirectly through an Intermediary and who wishes to terminate its participation in the Plan must contact the Intermediary through which it is enrolled and provide appropriate termination instructions. The Intermediary should be consulted to confirm what information or documentation may be required to give effect to the termination instructions and any applicable deadlines or processing times that the Intermediary may impose or be subject to under its own policies or those of the CDS depository system.

5.          PURCHASE OF COMMON SHARES UNDER THE PLAN

At the Corporation’s sole election, purchases of Common Shares will be made either (i) on the open market through the facilities of a Listing Market (a “Market Purchase”); (ii) by the issuance of Common Shares from treasury (a “Treasury Purchase”) or (iii) any combination thereof. Such determination by the Corporation will be effective for the next Investment Period provided that the Corporation’s written notice shall have been received by the Agent prior to such Investment Period. The Corporation shall announce by press release the method of purchase and any applicable discount.

6.          PRICE OF COMMON SHARES

The purchase price for Common Shares acquired under the Plan will depend on whether the Agent buys the Common Shares through a Market Purchase or a Treasury Purchase:

(a)

in the case of a Market Purchase, the per share price of the Common Shares purchased by the Agent on a Listing Market for the benefit of the Participants will be the average price (excluding any brokerage commissions, fees and service charges) per Common Share (denominated in the currency in which the Common Shares trade on the applicable Listing Market) paid by the Agent on behalf of participants on the Listing Markets for all Common Shares acquired in respect of an Investment Period (the “Market Share Purchase Price”);

(b)

in the case of a Treasury Purchase, the price will be the weighted average price of the Common Shares on an applicable Listing Market during the five (5) trading days immediately preceding the Investment Period, less a discount, if any, of up to 5%, at the Corporation’s sole election (the “Average Market Price”);

(c)

in the case of a combination of both Market Purchases and Treasury Purchases, the price of the additional Common Shares purchased by the Agent for the benefit of the Participants will be the average of the volume weighted average of the Market Share Purchase Price and Average Market Price.

Dividends will be invested in full, which may result in the acquisition of fractions of a Common Share for a Participant’s account under the Plan. The Participant’s account will be credited with the number of Common Shares (including fractions computed to three (3) decimal places) purchased by the Agent in its name, and equal to the amounts to be invested for the Participant divided by the price per Common Share, as determined in accordance with this section.

7.          FEES

There are no brokerage commissions, fees or other administrative costs payable by Participants with respect to the purchase of Common Shares under the Plan. All such costs, including the Agent’s fees and expenses, are paid by the Corporation. There are also no charges payable by a Participant upon termination of participation in the Plan. However, if a Participant requests the sale of any or all Common Shares held for the Participant’s account in the Plan, whether or not terminating its participation in the Plan, the Participant will pay applicable brokerage commissions and transfer taxes, if any, on all dispositions of Common Shares effected for the Participant’s account by the Agent. The Agent must receive the request no later than 4:00 p.m. (Montréal time) five (5) Business Days prior to Dividend Record Date. If a sale request is received by the Agent after that time it will not be effective for such dividend but will instead take effect for the next following and subsequent Dividend Payment Dates. Any fees incurred by a Non-Registered Shareholder arising from its relationship with its Intermediary will remain for its account and will not be paid by the Corporation.

8.          USE OF PROCEEDS

Net proceeds received by the Corporation upon the issuance of new Common Shares under the Plan will be used for general corporate purposes.

9.          STATEMENTS TO PARTICIPANTS

Common Shares held by the Agent under the Plan on behalf of Participants will be registered in the name of the Agent and recorded in a separate account for each Participant. The Agent will mail a statement of account to each Participant as soon as practicable following each quarterly Dividend Payment Date. These statements shall constitute a Participant’s record of the cost of Common Shares purchased on its behalf and should be retained for income tax purposes. Each Participant will receive annually from the Agent the appropriate tax information for reporting dividends paid on Common Shares held under the Plan.

A Non-Registered Shareholder which holds its Common Shares through an Intermediary should contact its Intermediary to make arrangement for a statement of account and the appropriate tax information.

10.        CERTIFICATES FOR COMMON SHARES

Common Shares purchased under the Plan will be registered in the name of the Agent and share certificates for such shares will not be issued to a Participant unless specifically requested.

A Participant may, upon prior written request to the Agent, have share certificates issued and registered in the Participant’s name for any number of whole Common Shares held in the Participant’s account under the Plan. The certificates will be forwarded within ten (10) business days of receipt of the request. Any remaining number of whole Common Shares and fractions will continue to be held in the Participant’s account under the Plan. The request must be received by the Agent no later than 4:00 p.m. (Montréal time) five (5) Business Days prior to a Dividend Record Date. A Participant may not pledge, sell or otherwise dispose of the Common Shares held by the Agent for it. A Participant who wishes to effect any such transaction must request that a certificate for such Common Shares be issued in its name.

Except as set forth under “Income Tax” below, a Participant will not realize any taxable income when the Participant receives certificates for whole Common Shares credited to the Participant’s account, either upon the Participant’s request for certain of those Common Shares, upon termination of participation or upon termination of the Plan.

11.        WITHDRAWAL OR SALE OF COMMON SHARES UNDER THE PLAN

A Registered Shareholder may withdraw or sell whole Common Shares from its account under the Plan by completing the request portion to withdraw or sell Common Shares, of the quarterly statement of account and mailing it to the Agent, or by providing equivalent written notice to the Agent.

Upon receipt of a request for withdrawal of Common Shares, the Agent will withdraw the specified number of whole Common Shares from the Registered Shareholder’s account and cause to be issued and delivered a share certificate to the Registered Shareholder, within ten (10) business days from receipt of the request.

Upon receipt of a request for sale of Common Shares, the Agent will sell the specified number of whole Common Shares on behalf of the Participant through a stock broker designated by the Agent, generally within ten (10) Business Days from the receipt of the request. The Agent will pay the proceeds of such sale, less brokerage commissions and transfer taxes, if any, to the Participant by cheque. Cheques will normally be issued as soon as practicable after the completion of the sale.

Common Shares that are to be sold may be commingled with Common Shares being sold for other Participants, in which case the proceeds to each such Participant will be based on the average sale price of all Common Shares so commingled.

12.        TERMINATION OF PARTICIPATION

       (i)        Termination by Participant

A Participant may terminate its participation in the Plan at any time by completing the termination portion of the quarterly statement of account and sending it to the Agent or by providing equivalent written notice to the Agent.

The termination by a Participant of its participation in the Plan will not prevent any such former Participant from participating in the Plan at a later date, provided that it meets the necessary eligibility requirements under the heading “Eligibility”.

If a termination request form or equivalent notice is received by the Agent at least five (5) Business Days prior to a Dividend Record Date, termination shall be effective commencing with the Dividend Payment Date relating to such Dividend Record Date. If the request is received by the Agent after that time it will not be effective for such dividend but will instead take effect for the next following and subsequent Dividend Payment Dates.

Upon termination of participation in the Plan, a Participant may request the Agent to either:

(a)

issue and deliver to the Participant a certificate for all the whole Common Shares in the manner described under the heading “Certificates for Common Shares” and a cheque payment for any fraction of a Common Share based on the closing price of the Common Shares traded on the applicable Listing Market on the last trading day prior to the effective date of the termination; or

(b)	sell all the Common Shares held by the Agent for the Participant’s account.

If the Participant requested the sale of all Common Shares held in the Plan (including any fractional shares), the Agent will sell such Common Shares through a stock broker designated by the Agent at the prevailing market price on the applicable Listing Market within ten (10) Business Days following receipt of the instruction to do so and will pay the proceeds of the sale less brokerage commissions. The Agent will not process any sale requests until participation in the Plan has been terminated.

Following the sale of the Common Shares, the Agent will pay the proceeds of such sale, less brokerage commissions and transfer taxes, if any, to the Participant by cheque.

Common Shares that are to be sold may be commingled with Common Shares being sold for other Participants, in which case the proceeds to each Participant will be based on the average sale price of all Common Shares so commingled. With respect to any fraction of a Common Share, the proceeds will be determined by the Agent in the same manner as determined for the sale of whole Common Shares.

A Non-Registered Shareholder which holds its Common Shares through an Intermediary should contact its Intermediary to make arrangements for the termination of such Non-Registered Shareholder’s participation in the Plan.

       (ii)       Termination upon Death of a Participant

Participation in the Plan will be terminated automatically upon receipt by the Agent of a written notice, satisfactory to the Agent, of the death of a Participant. In such case, a certificate for all whole Common Shares held for the Participant’s account under the Plan will be issued in the name of the deceased Participant or the estate of the deceased Participant. Requests for issuance of a share certificate and/or a cash payment for a fractional Common Share in the name of an estate must be accompanied by such appropriate documentation as may be reasonably requested by the Agent and the Corporation.

       (iii)      Termination by the Corporation

The Corporation may terminate a Participant’s participation in the Plan with prior written notice if the number of Common Shares purchased through the Plan by such Participant does not exceed one whole Common Share over a period of twelve (12) consecutive months. In the event that participation is terminated by the Corporation for such reason, all Common Shares, including any fractions of a Common Share, held in the Participant’s account will be sold and the Agent will forward to the Participant the proceeds of the sale, less brokerage commissions and transfer taxes, if any.

13.        RIGHTS OFFERING

In the event the Corporation makes available to holders of its Common Shares rights to subscribe for additional Common Shares or other securities, the Agent will forward rights certificates to each Participant for the number of whole Common Shares held for the Participant’s account under the Plan on the record date for such rights issue plus the number of Common Shares, if any, held of record by such Participant. Rights based on a fraction of a Common Share held for a Participant’s account will be sold for such Participant by the Agent and the net proceeds invested in Common Shares issued by the Corporation to the Agent in respect of the next Investment Period.

14.        STOCK DIVIDENDS AND STOCK SPLITS

Any Common Shares distributed pursuant to a stock dividend on, or a stock split of, Common Shares held by the Agent for Participants under the Plan will be retained and credited by the Agent proportionately to the accounts of the Participants in the Plan.

15.        VOTING OF COMMON SHARES HELD BY THE AGENT

Whole Common Shares held for a Participant’s account under the Plan will be voted, at any meeting of shareholders of the Corporation at which the holders of Common Shares are entitled to vote, in accordance with the written directions of the Participant given to the Agent or in the absence of any such direction, in the same manner as the Participant directs in respect of Common Shares registered in such shareholder’s name in a proxy deposited with the Corporation or the Agent for such meeting.

16.        AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants. Participants will be sent written notice of any such amendment, suspension or termination. Any amendment to the Plan shall be subject to the consent of the Listing Markets.

       (i)       Termination

In the event of termination of the Plan by the Corporation, a certificate for any whole Common Shares held for a Participant’s account under the Plan and a cash payment by cheque for any uninvested Common Share dividend and for any fraction of a Common Share will be remitted as soon as practicable by the Agent to the Participant.

       (ii)      Suspension

In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent for the Investment Period immediately following the effective date of such suspension; dividends on Common Shares which are subject to the Plan and which are paid after the effective date of such suspension and any interest thereon will be remitted by the Agent to the Participants.

17.        RESPONSIBILITY OF THE CORPORATION AND THE AGENT

Neither the Corporation nor the Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan, including, without limitation, any claims for liability arising out of or with respect to:

(a)	failure to terminate a Participant’s account upon such Participant’s death prior to receipt of satisfactory notice in writing of such death;

(b)	the prices at which Common Shares are purchased for the Participant’s account and the times such purchases are made;

(c)	the prices at which Common Shares are sold for the Participant’s account and the times such sales are made;

(d)

any contravention by any Participant of applicable securities laws with respect to his, her or its participation in the Plan or the acquisition or disposition of Common Shares under the Plan, or with respect to a request that is not fully compliant with applicable laws;

(e)	any action taken or not taken as a result of inaccurate or incomplete information or instructions;

(f)

any determination made by the Corporation or the Agent regarding a Participant’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Participant’s participation for failure to satisfy eligibility requirements;

(g)

any failure by CDS (or any other nominee) to enrol or not enrol Common Shares purchased under the Plan in accordance with the instructions of a Participant or to not otherwise act upon a Participant’s instructions;

(h)

any actions or responsibilities of CDS or any CDS Participant in relation with the Plan, or otherwise, including, without limitation: (i) any aspect of the records relating to, or payments made on account of, beneficial ownership interests of the shares held by and registered in the name of CDS or any CDS Participant; (ii) any authority, advice, or representation made or given by CDS or any CDS Participant to the Agent or otherwise, including representations with respect to rules of CDS and any action taken or to be taken by CDS or any CDS Participant, (iii) the allocation of shares by CDS Participants to Plan Participants; and (iv) the allocation of proceeds of the sale of shares by CDS Participants to Plan Participants.

(i)	any decision to amend, suspend or terminate the Plan in accordance with the terms hereof; and

(j)	any income or other tax considerations to a Participant.

18.        RISKS UNDER THE PLAN

Participants should recognize that there is no assurance that, in the future, dividends will be declared in any particular amount, at any particular time, or at all on the Common Shares. Investment by Participants in the Common Shares acquired under the Plan is no different from an investment in the Common Shares directly held. Accordingly, neither the Corporation nor the Agent can assure a profit or protect the Participants against a loss on the Common Shares purchased or sold under the Plan and each Participant shall bear the risk of loss and realize the benefits of any gain from market price changes with respect to the Common Shares purchased or sold under the Plan. Risks relating to an investment in the Common Shares are generally described and updated from time to time in the Corporation’s public disclosure record, as available on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

19.        NOTICES

All notices required to be given to Participants under the Plan will be mailed to Participants at the addresses shown on the records of the Agent or at a more recent address as furnished to the Agent by the Participant.

20.        ADMINISTRATION OF THE PLAN

The Agent acts as agent for the Participants in the Plan pursuant to an agreement between the Agent and the Corporation, which may be terminated by the Agent or the Corporation at any time. Should the Agent cease to act as agent for the Participants in the Plan, another Agent will be designated by the Corporation and Participants in the Plan will be notified of the change.

The Corporation may adopt rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan as it deems necessary or desirable in connection with its operation provided that in so doing the Corporation shall act reasonably and in an equitable manner.

21.        TAXES

It is the responsibility of the purchasers of Common Shares to consult their tax advisors if they are in any doubt as to their tax position.

A summary of the principal United States federal income tax considerations is contained in the Registration Statement on form F-3 filed with the SEC on September 7, 2017.

It should be understood that the fact that dividends are invested under the terms of the Plan does not relieve Participants of any liability for taxes that may be payable on such amounts.

The following tax information is based upon publicly available information as at the initial effective date of the Plan (being September 1st, 2015), and is not updated with any subsequent information. Please consult your tax advisor in order to obtain up-to-date tax information.

Canadian Taxes

Residents: Participants will be subject to tax under the Income Tax Act (Canada) on all dividends which are reinvested in Common Shares under the Plan, in the same manner as the Participant would have been if the dividends had been received directly by the Participant in cash.

The cost of these new Common Shares will be averaged with the adjusted cost base of all Common Shares held by the Participant as capital property for purposes of subsequently computing the adjusted cost base of each Common Share owned by the Participant.

A Participant may realize a gain or loss when Common Shares acquired through the Plan are sold or exchanged:

i)	at the Participant’s request, either upon termination of participation or through the sale of any number of whole Common Shares held for the Participant’s account;

ii)	by the Participant after withdrawal of Common Shares from the Plan or after receipt of Common Shares upon termination of participation in or termination of the Plan; or

iii)	in the case of a fraction of a Common Share, when the Participant receives the proceeds from the sale of such fraction on its behalf.

22.        INTERPRETATION

Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

23.        CURRENCY

All monetary amounts identified in the Plan are stated in Canadian dollars.

24.        GOVERNING LAW

This Plan will be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

25.        EFFECTIVE DATE OF THE PLAN

This Plan is effective as of September 1st, 2015 and was amended by the Board of Directors on August 3, 2017.